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EXHIBIT 3.2.1

                           RUNVEE HOBART OFFICE LEASE
                                Table of Contents

ARTICLE 1          Basic Terms                                                1

ARTICLE 2          Demise, Preparation and Occupancy of Premises              2

ARTICLE 3          Rent                                                       3

ARTICLE 4          Security Deposit                                           9

ARTICLE 5          Use and Compliance With Law                                10

ARTICLE 6          Insurance                                                  11

ARTICLE 7          Alterations                                                12

ARTICLE 8          Repair and Maintenance                                     13

ARTICLE 9          Utilities and Services                                     15

ARTICLE 10         Rights of Landlord                                         16

ARTICLE 11         Damage or Destruction                                      17

ARTICLE 12         Eminent Domain                                             18

ARTICLE 13         Surrender of Premises                                      19

ARTICLE 14         Default by Tenant                                          20

ARTICLE 15         Subordination and Attornment                               22

ARTICLE 16         Quiet Enjoyment                                            24

ARTICLE 17         Assignment and Subleases                                   24

ARTICLE 18         Notices                                                    28

ARTICLE 19         Estoppel Certificate                                       28

ARTICLE 20         Broker                                                     29

ARTICLE 21         Exculpation and Indemnification                            29

ARTICLE 22         Miscellaneous                                              30

ADDENDUM #1

EXHIBIT A

EXHIBIT B

EXHIBIT C (If necessary)

EXHIBIT D

PARKING AGREEMENT

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                           HOBART BUILDING OFFICE LEASE
                           ----------------------------


         THIS LEASE is made and entered into as of, March 23, 1998, by and between RUNVEE HOBART LTD., INC., having an office c/o Wilshire Pacific Realty and Management Co., 3660 Wilshire Boulevard, Los Angeles, California 90010 ("Landlord") and POWERSOURCE CORPORATION, A NEVADA CORPORATION ("Tenant").

                                    ARTICLE 1
                                   BASIC TERMS
                                   -----------

        1.01 "Premises" means the space known by
the following Suite or Office number designations:       Suite(s): 1104
located on the following floor(s):                       Floor(s): 11TH
of the Building (hereinafter defined), located substantially as shown on the floor plan(s) attached hereto as Exhibit "A."

        1.02 "Term" means the term of this Lease
(including any renewals thereof), which shall be
(i) a period of:                                         2 years and 0 months,
plus (ii) the periods(s) of any renewal options(s)       -           -
which Tenant duly exercises, unless the Term terminates earlier pursuant to the provisions of this Lease or applicable law.

        1.03 "Base Rent" means the sum of:               $ 25,729.20
per annum, which sum shall be adjusted from time         -----------
to time as set forth in Article 3.

        1.04 "Tenant's Share" means:                     .75 percent
                                                         ---
        1.05 "Security Deposit" means a security
deposit in the amount of:                                $2,144.10
deposited by Tenant with Landlord pursuant to            ---------
Article 4.

         1 .06 "Tenant's Parking" means a
non-exclusive right to park:                             6 automobiles
on the parking lot of the Building, as provided          -
in Article 2.

          1.07 "Permitted Use" means:                    General Office
                                                         --------------
          1.08 "Tenant's Broker" means:                  Wilshire Pacific Realty
                                                         -----------------------

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                                    ARTICLE 2
                  DEMISE, PREPARATION AND OCCUPANCY OF PREMISES
                  ---------------------------------------------

         2.01 DEMISE. Landlord hereby leases the Premises to Tenant, and Tenant hereby hires the Premises from Landlord, subject to the terms, covenants and conditions of this Lease. Tenant shall have the nonexclusive right, together with all other lessees and occupants, to use the common areas of the Building subject to the provisions of this Lease and Landlord's Rules and Regulations. For purposes of this Lease, "Building" means the office building commonly known as the "Hobart Building," located at 3660 Wilshire Boulevard, Los Angeles, California, located (and including) on the parcel of land shown as Lots 188, 189, 190, 191, 192 and the North 35 feet of Lot 193 of Tract 2189 in the City and County of Los Angeles, State of California as per map recorded in Book 22 page 57 in the office of the County Recorder of Los Angeles, County, California.

         2.02 PARKING. Tenant may use Tenant's Parking for the parking of automobiles used by Tenant, its officers and employees, subject to payment to Landlord or the operator of the Building parking lot of the prevailing fee for parking charged to lessees and occupants of the Building. Unless Landlord or the operator of the parking garage elects otherwise, no parking spaces shall be assigned or reserved for Tenant's Parking. Landlord may designate the location of Tenant's Parking, including any spaces reserved for Tenant's Parking, and may from time to time relocate the same. The use of Tenant's Parking shall be governed by the rules and regulations adopted from time to time by Landlord or the operator of the parking lot. Tenant's business visitors may park on the parking lot on a space-available basis, upon payment of the prevailing fee for parking charged to visitors to the Building.

         2.03 COMMENCEMENT. The Term (a) shall commence on the date (the "Commencement Date") that is the earlier of the date on which the Premises are Ready for Occupancy (as defined in this Article) or the date Tenant first occupies any part of the Premises for any purpose, and (b) shall end at noon on the last day of the Term (the "Expiration Date") or earlier if this Lease is terminated pursuant to any of the provisions hereof or of law. After the Commencement Date Tenant shall promptly execute a "Memorandum of Lease Commencement" in the form attached hereto as Exhibit "B", which shall specify the calendar dates of the Commencement Date and the Expiration Date. Failure by Tenant to execute a Memorandum of Lease Commencement when requested by Landlord shall not affect the occurrence of the Commencement Date or Expiration Date. If the Commencement Date has not occurred within ten months after the date of this Lease, Landlord may elect to terminate this Lease by notice to Tenant. With such notice, Landlord shall return to Tenant the first installment of Base Rent and Security Deposit, if paid to Landlord, subject to any claim, deduction, offset or credit to which Landlord may be entitled, and after such notice neither party shall have any further obligations under this Lease.

                               Runveho/Offlease 2
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         2.04 PREPARATION OF PREMISES.

              (a) PREPARATION WORK. The Premises shall be prepared for Tenant's occupancy in accordance with the Work Letter for Tenant Improvements attached hereto as Exhibit "C" (the "Work Letter").

              (b) READY FOR OCCUPANCY. If Tenant is to construct the tenant improvements under the Work Letter, the Premises are "Ready for Occupancy" on the date of this Lease. If Landlord is to construct the tenant improvements under the Work Letter, the Premises shall be "Ready for Occupancy" when (i) Landlord has substantially completed the work it is obligated to perform pursuant to the Work Letter, and (ii) access to the Premises is available to Tenant. If completion of either of the above requirements is delayed due to (A) any act, delay or omission of Tenant or any of its employees, agents or contractors, or (B) the inclusion in Landlord's Work of any Tenant's Work (as defined in the Work Letter), or (C) a shortage or unavailability of materials required for Tenant's Work, then the Premises shall be deemed to have been Ready for Occupancy on the date that said requirements would have been completed but for such delay. Landlord shall give Tenant at least fifteen days' advance notice of the date on which Landlord estimates that the Premises will be Ready for Occupancy.

              (c) ACCEPTANCE. On the Commencement Date, Tenant shall be deemed to have accepted the Premises and to have found them to be in satisfactory condition, except for any minor "punch-list" items of tenant improvements which Landlord has yet to perform. If Tenant finds any such punch-list items, Tenant shall submit a punch-list to Landlord, describing the punch-list items with reasonable specificity and detail, within ten days after the Commencement Date. Landlord shall with reasonable diligence correct all such punch-list items.

                                    ARTICLE 3
                                      RENT
                                      ----

         3.01 RENTS. Commencing on the Commencement Date and thereafter during the Term, Tenant shall pay to Landlord the following rents for the Premises (the "Rents"): (a) the Base Rent, adjusted periodically as set forth in Section 3.04, which shall be due and payable in equal monthly installments in advance on the first day of every calendar month during the Term, and (b) additional rental and charges ("Additional Rent") consisting of all other sums of money payable by Tenant under the provisions of this Lease. The first installment of Base Rent shall be due and payable upon execution of this Lease.

         3.02 PAYMENT. Tenant shall pay the Rents when due, without notice or demand, and without any abatement, deduction or setoff, except as otherwise specifically set forth in this Lease. Tenant shall pay the Rents in lawful money of the United States, to Landlord at its office in the Building or to such other

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person or place as Landlord may designate from time to time. If Tenant pays
Rents by check, the check must clear within five business days or be drawn on a bank that is a member of the California Bankers Clearing House Association.

         3.03 PRORATION. If the Commencement Date occurs on a day other than the first day of a calendar month, the Base Rent for the partial calendar month shall be prorated based upon the actual number of days within said partial month, and Tenant shall receive a credit against the monthly installment of Base Rent next coming due for any overpayment made in the first installment of Base Rent. If the Term ends or this Lease otherwise terminates on a day other than the last day of a calendar month, the Base Rent for such last partial month shall be similarly prorated.

         [3.04 ADJUSTMENT OF BASE RENT. The Base Rent shall be adjusted to reflect increases in the Consumer Price Index as follows:

              (a) DEFINITIONS. The following terms shall have the following meanings:

                            (i) "INDEX" means the "Consumer Price Index All Urban Consumers-Los Angeles/Long Beach/Anaheim Metropolitan Area" compiled by the U.S. Department of Labor, Bureau of Labor Statistics, (1967=100). If a substantial change is made in the Index, the revised Index shall be used, subject to such adjustments as Landlord may reasonably deem appropriate in order to make the revised Index comparable to the prior Index. If the Bureau of Labor Statistics ceases to publish the Index, then the successor or most nearly comparable index, as reasonably determined by Landlord, shall be used, subject to such adjustments as Landlord may reasonably deem appropriate in order to make the new Index comparable to the Index.

                            (ii) "CPI ADJUSTMENT DATE" means January 1 of the year in which the third anniversary of the Commencement Date falls, and January 1 of every year thereafter.

                            (iii) "CPI Base" means the initial Base Rent amount set forth in Section 1.03.

              (b) COMPUTATION OF ADJUSTMENT. Effective as of each CPI Adjustment Date, the Base Rent shall be adjusted to an amount to be determined by multiplying the CPI Base by a fraction, the numerator of which shall be the Index for the calendar month in which the CPI Adjustment Date falls, and the denominator of which shall be the Index for the calendar month in which the Commencement Date occurs. Such fraction shall not exceed, for any CPI Adjustment Date, an amount in excess of (A) one hundred percent, plus (B) - percent

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multiplied by the number of CPI Adjustment Dates that have then occurred
(including the present one). The Base Rent shall never be reduced as a result of an adjustment pursuant to this paragraph. Landlord shall give Tenant written notice indicating the adjusted Base Rent and the method of computation, and, on or before the first day of the first calendar month following Tenant's receipt of such written notice, Tenant shall pay to Landlord an amount equal to the underpayment of Base Rent by Tenant for the period from the CPI Adjustment Date until such date.] DELETED TEXT

         3.05 ADDITIONAL RENT ON ACCOUNT OF OPERATING COST INCREASES. Defined in terms in this Section 3.05 shall have the meaning set forth in Section 3.06 or previously in this Lease.

              (a) COMPUTATION AND PAYMENT. If, for any Comparison Year, Tenant's Share of Costs of Operation exceeds Tenant's Share of the Base Costs of Operation, Tenant shall pay the excess amount to Landlord, as Additional Rent. Tenant shall pay such Additional Rent in the following manner:

                            (i) Prior to the commencement of each Comparison
                   Year, or as soon thereafter as possible, Landlord shall provide to Tenant a statement showing Landlord's reasonable estimate of the Costs of Operation for such Comparison Year and the amount of any Additional Rent to be due from Tenant, based upon that estimate.

                            (ii) Commencing on January 1 of the Comparison Year,
                   and on or before the first day of each calendar month thereafter, Tenant shall pay Landlord one-twelfth of the amount of the estimated Additional Rent due from Tenant for the Comparison Year, as shown by the statement. If Landlord's statement is furnished after January 1 of a Comparison Year, on or before the first day of the first calendar month following Tenant's receipt of Landlord's statement, in addition to the monthly installment of estimated Additional Rent for the Comparison Year due on that date, Tenant shall pay all monthly installments of estimated Additional Rent for each calendar month or fraction thereof that has already elapsed in that Comparison Year.

                            (iii) There shall be a final adjustment after the
                   end of each Comparison Year, to reflect actual Costs of Operation, as provided in Sub-section 3.05(c).

                            (iv) If the Term expires or terminates on a day
                   other than December 31, the Additional Rent payable under this Section 3.05 shall be prorated based on a 365-day year.

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              (b) REVISED ESTIMATES. If at any time Landlord receives evidence indicating an increase in Costs of Operation over its estimate, Landlord may revise its estimate of Costs of Operation for the Comparison Year. The estimated amounts of Additional Rent on account of Costs of Operation, and the installment payments with respect thereto described in Subsection 3.05(a) shall then be adjusted as necessary to assure that, as nearly as possible, Tenant shall have paid the full amount of Additional Rent by the end of the Comparison Year.

              (c) FINAL STATEMENT. As soon as practicable after the end of the Base Year and each Comparison Year (including the Comparison Year in which the Term concludes), Landlord shall present Tenant with a final statement of actual Costs of Operation for such Base Year or Comparison Year. Within five days of presentation of the final statement, Tenant shall pay Landlord any amount shown by such statement to be due and unpaid on account of Additional Rent. Any credit shown by such statement to be due Tenant for overpayment of Additional Rent shall be credited against the monthly installments of Additional Rent next coming due (except that Landlord shall refund to Tenant the amount of any such credit for the final Comparison Year). Tenant shall have thirty days after presentation of Landlord's statement of actual Costs of Operation within which to object in writing to the accuracy of the statement. After expiration of said thirty-day period, Landlord's statement shall be conclusive and binding on Tenant. Tenant shall make all payments required by this Article 3 pending resolution of any objection by Tenant.

         3.06 OPERATING EXPENSE DEFINITIONS. For the purpose of this Article, the following terms shall have the following meanings:

              (a) "COSTS OF OPERATION" means costs and disbursements of every kind and nature paid or incurred by or on behalf of Landlord with respect to the operation, maintenance and management of the Building, including without limitation the following:

                            (i) Salaries and wages, including all fringe
                   benefits, Workers' Compensation and payroll taxes, uniforms and related expenses of employees of Landlord at the level of building manager and below engaged in the operation, maintenance and management of the Building;

                            (ii) Costs of goods, tools, supplies and services
                   supplied or used in or with respect to the operation, maintenance and management of the Building, including without limitation the cost of all insurance premiums and insurance consultants; cleaning, painting, janitorial, trash removal, security (including uniforms) and other services; legal, accounting and other consultants' fees; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; hot and cold water, gas, electricity (including lighting), sewer and other utilities; maintenance of and repairs to the Building (other than repairs required of other lessees or occupants of the Building), and to any equipment, machinery or apparatus, including elevators, therein; window cleaning; service

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                   agreements on equipment; licenses, permits and inspections;
                   depreciation on personal property, tools and moveable equipment used in the repair, maintenance or operation of the Building or provided by Landlord for the use or benefit of lessees or occupants, including without limitation window coverings and carpeting in public corridors and common areas; contesting the validity or applicability of any law if a successful contest would reduce Costs of Operation; and maintenance, operation and repairs of the parking lot, landscaping, signs, plazas, furnishings, water elements, sidewalks, streets and walkways in or adjacent to the Building;

                            (iii) Management fees and other costs and expenses
                   paid to Landlord's managing agent; or, if no managing agent is employed by Landlord or if Landlord acts as the managing agent, a sum in lieu thereof which does not exceed the then prevailing rates for management fees for other first-class office buildings in Los Angeles;

                            (iv) Costs of capital improvements and replacements
                   which are reasonably necessary for the proper functioning of the Building, intended to reduce Costs of Operations, or required by law, amortized over the useful life of such improvements, including interest paid by Landlord;

                            (v) Rentals (including interest charges) paid by
                   Landlord with respect to machinery, equipment, tools, materials, facilities or systems provided or used by Landlord for the management, maintenance or operation of the Building;

                            (vi) All taxes, general and special assessments,
                   mass transit assessments, duties, charges and levies of every kind, character and description whatsoever, levied, imposed, measured by or charged upon or against (A) the Building, its operation, supply, energy or resource consumption, maintenance and management, or any part thereof (including, without limitation, the parking lot) or the various estates in the Building or any part thereof or upon Landlord with respect thereto; (B) real and personal property used in the operation, supply, maintenance or management of the Building; and (C) the rent payable by lessees and occupants of the Building or the value of the Building or any part thereof; and all charges in lieu of the foregoing or for which Landlord is liable with respect to the Building, and all costs and expenses (including legal and other professional fees and interest on deferred payments) incurred by Landlord in contesting the amount, validity or applicability of any of the foregoing; and

                            (vii) All expenses and costs incurred by Landlord in
                   order to comply with laws.

              (b) COSTS OF OPERATION -- EXCLUSIONS. Costs of Operation shall exclude: (i) income, franchise, gift, estate, inheritance, transfer, excise or excess profits taxes to the extent not levied in whole or partial substitution for any taxes described in clause (vi) of Subsection 3.06(a); (ii) costs of goods and services (including utilities) supplied to lessees and occupants of the Building to the extent directly reimbursed Landlord other than as provided in this Article 3; (iii) costs reimbursed by insurance proceeds; costs of installation of tenant improvements made only for specific tenants in the Building; (v) depreciation (other than as described in clause (ii) of Subsection 3.06(a)) and interest and principal on mortgages encumbering the Building; (vi) costs of leasing space in the Building and renewal or enforcement of existing leases, including leasing commissions and brokerage fees, legal fees, tenant improvement costs and allowances and advertising expenses; and (vii) costs and expenses otherwise includable in Costs of Operation, to the extent that the Landlord is reimbursed from other sources.

              (c) COSTS OF OPERATION -- ADJUSTMENTS. If during any period in the Base Year or a Comparison Year less than ninety-five percent of the rentable area of the Building is occupied and fully serviced, the Costs of Operation for such period shall be adjusted to what the Costs of Operation would have been if ninety-five percent of the Rentable Area of the Building had been occupied and fully serviced throughout the Base Year or the Comparison Year.

              (d) "BASE COSTS OF OPERATION" means the Costs of Operation for the Base Year.

              (e) "BASE YEAR" means 1998.

              (f) "COMPARISON YEAR" means the calendar year following the Base Year and each succeeding calendar year in which any portion of the Term falls.

         3.07 GOVERNMENT RENT RESTRICTIONS. If the amount of the Rents payable in accordance with this Article exceeds that allowed by any government restriction limiting the amount of rent or other charges which a commercial lessor may charge or collect, the amount of Rents payable under this Lease shall be the maximum permitted by such governmental restriction for the period of time during which such restriction remains in effect. However, all increases in Rents provided for in this Lease shall, to the extent permitted by law, be calculated upon the amount of the Rents which would have been payable in the absence of the government restriction, and, effective as of the expiration of the government restriction, the Rents payable hereunder shall be increased to the amount that would have prevailed had the government restriction never been in effect. Moreover, to the fullest extent permitted by law, on the first due date for an installment of Base Rent following expiration of the government restriction, Tenant shall pay to Landlord as Additional Rent an amount equal to the difference between the amount of Rents which Tenant would have paid if the government restriction had not been in force and the amount of Rents actually

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paid by Tenant during the period in which the government restriction remained in effect.

         3.08 PARTIAL PAYMENT. No acceptance by Landlord of a lesser amount than the correct Rents due shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance, treat such partial payment as a default or pursue any other remedy provided in this Lease or at law.

         3.09 LATE CHARGE. If Landlord does not receive a payment of Rents within ten days after the date that such payment was due, Tenant shall pay to Landlord, as Additional Rent, a late charge of five cents for each dollar so overdue. Acceptance of the late charge by Landlord shall not cure or waive Tenant's default or prevent Landlord from exercising any of its rights and remedies hereunder or at law.

                                    ARTICLE 4
                                SECURITY DEPOSIT
                                ----------------

         4.01 SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit as security for the full and faithful performance and observance of all of Tenant's covenants and obligations under this Lease. If Tenant defaults in the performance of any of Tenant's covenants and obligations under this Lease, then Landlord may apply all or part of the Security Deposit to the cost of repairing damage, and cleaning the Premises, or the payment of any sum which Landlord may expend by reason of Tenant's default, and otherwise to compensate Landlord for any other loss or damage occasioned by Tenant's default. If Landlord so uses the Security Deposit, Tenant shall immediately deposit with Landlord the sum necessary to replace the amount used. If Tenant fully and faithfully complies with all of Tenant's covenants and obligations under this Lease, the Security Deposit or balance thereof shall be returned to Tenant no later than sixty days after expiration of the Term or earlier termination of this Lease and delivery to Landlord of possession of the Premises. If Landlord sells or leases Landlord's interest in the Building, the Security Deposit or remaining balance thereof shall either be returned to Tenant or delivered to the vendee or lessee, and such delivery shall release Landlord from all liability to Tenant with respect thereto. Landlord shall not be required to keep the Security Deposit separate from its general funds and shall not have any trust, fiduciary or other duties concerning the Security Deposit except as set forth in this Article. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law now or hereafter in force regarding security deposits which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may in addition claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

                                    ARTICLE 5
                           USE AND COMPLIANCE WITH LAW
                           ---------------------------

         5.01 USE. Tenant shall use and occupy the Premises only in a manner consistent with the character of the Building as a first-class office building for the Permitted Use and related business purposes of the original Tenant named herein and for no other purpose.

         5.02 LICENSES AND PERMITS. Tenant, at its expense, shall procure, maintain and comply with all terms of any governmental license or permit required for the proper and lawful conduct of Tenant's business and the Permitted Use in the Premises.

         5.03 PROHIBITED USES. Tenant shall not at any time use or occupy or allow any person to use or occupy the Premises, or do or permit anything to be done or kept in the Premises, in any manner which (a) violates any certificate of occupancy for the Premises or the Building; (b) may cause damage to or interfere with the operation and maintenance of the Building, the Premises or any equipment, facilities or other systems therein; (c) violates any law or requirement or condition of the standard fire insurance policy issued for office buildings in the City of Los Angeles; (d) impairs the character, reputation, image or appearance of the Building as a first-class office building; or (e) constitutes a nuisance, annoyance or inconvenience to other occupants of the Building.

         5.04 COMPLIANCE WITH LAWS. Tenant shall promptly forward to Landlord any notice it receives of the violation of any law involving the Premises or their use and occupancy by Tenant. Tenant shall, at Tenant's expense, comply with all laws that impose any obligation on Landlord or Tenant arising from (a) Tenant's use of the Premises; (b) the manner of conduct of Tenant's business or operation of its installations, equipment or other property therein; (c) any cause or condition created by Tenant; or (d) breach of any of Tenant's obligations hereunder; and Tenant shall pay all the costs, expenses, fines, penalties and damages arising out of Tenant's failure fully and promptly to comply with the provisions of this Section. Any repairs or alterations of the Premises by Tenant pursuant to this Section shall be subject to the provisions of Article 7.

         5.05 SERVICE CONTRACTS. Tenant shall neither contract for nor employ any labor in connection with the maintenance, cleaning or other servicing of the Premises without the prior written consent of Landlord.

         5.06 RULES AND REGULATIONS. Tenant shall observe and comply with the Rules and Regulations for the Building set forth in Exhibit "D" hereto, and such amendments and additions thereto as Landlord may adopt from time to time for the management, safety, security, care, cleanliness and good order of the Building (the "Rules and Regulations"). Landlord shall not be responsible for violations of the Rules and Regulations by other occupants of the Building.

                                    ARTICLE 6
                                    INSURANCE
                                    ---------

         6.01 USE OF PREMISES. Tenant shall not violate or permit the violation of any condition imposed by any insurance policy covering or relating to the Building and shall not do or permit anything to be done or kept in the Premises which might (a) subject Landlord to any liability or responsibility for personal injury or death or property damage, (b) increase any insurance rate with respect to the Building over the rate which would otherwise then be in effect, (c) result in insurance companies of good standing refusing to insure the Building in amounts satisfactory to Landlord, or (d) result in the cancellation of any policy covering the Building or the assertion of any defense by the insurer to claims under any such policy.

         6.02 CASUALTY INSURANCE. Landlord shall maintain All Risk Coverage insurance, insuring the Building in the amount of its full replacement value, with loss of rents coverage. The amount of any deductible shall be determined by Landlord. Tenant shall maintain at Tenant's expense All Risk Coverage insurance insuring Tenant's Property (hereinafter defined) in the amount of its full replacement value.

         6.03 LIABILITY INSURANCE. Landlord shall maintain public liability insurance covering the Building and insuring against all hazards and risks customarily insured against by persons operating first class office buildings. Tenant, at its expense, shall maintain public liability insurance with respect to the Premises, their use and occupancy by Tenant and the conduct or operation of business therein, with combined single-limit coverage of not less than $1 ,000,000. Landlord may from time to time, but not more frequently than once every three years, increase the policy amount to be maintained by Tenant under this Section as Landlord deems necessary in order to maintain adequate liability coverage.

         6.04 WAIVER OF SUBROGATION. Each insurance policy required by this Article shall contain a waiver of subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party without invalidating the coverage under the insurance policy. On Tenant's policies, the waiver of subrogation or permission for waiver of any claim shall extend to Landlord, Landlord's affiliates and its and their agent and employees. On Landlord's policies, the waiver of subrogation or permission for waiver of any claim shall extend to Tenant and its agents and employees. Each party hereby releases the above named persons with respect to any claim (including a claim for negligence) which it might otherwise have against them for injury, loss, damage or destruction occurring during the Term and covered by the policies required under this Article.

         6.05 POLICY REQUIREMENTS. Landlord and any mortgagee of the Building whose name and address shall have been furnished to Tenant shall be designated as additional insured parties on any required insurance policy. At least twenty days before the Commencement Date Tenant shall deliver to Landlord fully paid-for policies or certificates of insurance for such insurance coverage, in form satisfactory to Landlord, issued by an insurance company maintaining a rating of A-Xl or better in Best's Insurance Reports-Property-Casualty (or an equivalent rating on any successor index adopted by Best's) licensed to do business in California. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration of and deliver to Landlord such renewal policy at least thirty days before the expiration of any existing policy. All policies shall provide that they cannot be cancelled or modified unless Landlord and any mortgagee named as an additional insured party are given at least thirty days' prior written notice of such cancellation or modification.

         6.06 PREMIUM INCREASE. If, by reason of any act or omission by Tenant or by reason of any Tenant Work installed in the Premises, the premiums on Landlord's insurance on the Building are higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, as Additional Rent, for that part of the premiums attributable to the act or omission by Tenant or the Tenant Work.

                                    ARTICLE 7
                                   ALTERATIONS
                                   -----------

         7.01 ALTERATIONS AND ADDITIONS. Tenant shall not, without Landlord's prior written consent in each instance, make any alterations, improvements, additions, or installations (collectively "Alterations") in, on or about the Premises, except for nonstructural interior alterations not exceeding $1,500 in cumulative costs during the Term. Tenant shall make no change or alteration to the exterior of the Premises or the Building. As used herein, the term "Alterations" includes carpeting, window coverings, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning, plumbing and partitions. Landlord may require that Tenant remove any and all of said Alterations at the expiration or termination of the Term, and restore the Premises to their prior condition. Landlord may require Tenant to provide Landlord, at Tenant's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations to insure Landlord against any liability for mechanic's and materialmen's liens and to insure completion of the work. Should Tenant make any Alterations without the prior approval of Landlord, Landlord may, in addition to its other rights and remedies, require that Tenant immediately remove any or all of the same. If Tenant requests Landlord's consent to any Alterations, Landlord may impose any reasonable preconditions upon such consent.

         7.02 PLANS; PERMITS. Any Alterations in or about the Premises that Tenant shall desire to make and which require the consent of Landlord shall be presented to Landlord in written form, with detailed proposed plans and at minimum be equal to or better than Building Standard finishes as per Exhibit "C." If Landlord gives its consent, the consent shall be limited to the work described in said plans and written presentation, and shall be deemed conditioned upon Tenant's acquisition of all required governmental permits, the furnishing of a copy thereof to Landlord prior to the commencement of the work and continued compliance by Tenant with all conditions of said permit in a prompt and expeditious manner.

         7.03 MECHANICS LIENS. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims may be secured by any mechanics' or materialmen's liens against the Premises or any interest therein. Tenant shall give Landlord not less than ten days' prior notice of the commencement of any Alteration work in the Premises, and Landlord shall have the right to post notices of non-responsibility in or about the Premises as provided by law. If Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense defend itself and Landlord against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises, and if Landlord shall so require Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien, claim or demand indemnifying Landlord against liability for the same and holding the Premises free from the effect of such lien, claim or demand. In addition, Tenant shall pay Landlord's attorneys fees and costs in participating in such action.

         7.04 TENANT'S PROPERTY. All communications and office equipment (whether or not attached to or built into the Premises) installed in the Premises by Tenant, without expense to Landlord, and which can be removed without material damage to the Premises or the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises shall remain the property of Tenant ("Tenant's Property") and may be removed by Tenant at any time that Tenant is not in default under this Lease, and shall be removed by Tenant prior to expiration or termination of the Term. If any of Tenant's Property is removed, Tenant shall repair, at its sole expense, any damage to the Premises or to the Building resulting from the installation or removal of Tenant's Property.

                                    ARTICLE 8
                             REPAIRS AND MAINTENANCE
                             -----------------------

         8.01 LANDLORD'S OBLIGATIONS. Landlord shall keep and maintain the Building's exterior walls, roof, foundation, the Building parking lot, the public portions of the Building, and the Building systems and facilities serving the Premises in proper working order, condition and repair. Landlord shall have no obligation to perform such repairs in or about the Premises, or with respect to Building systems and facilities serving the Premises until Tenant has notified Landlord in writing of the need for such repairs, describing the needed repairs in reasonable detail.

         8.02 TENANT'S OBLIGATIONS. Except for Landlord's obligations set forth in Section 8.01, Tenant shall, at its expense, take good care of the Premises, all of Landlord's property located therein, and Tenant's Property. Tenant shall be responsible for: (a) all repairs, maintenance and replacement of wall and floor coverings in the Premises, improvements described as Tenant's Work in the Work Letter and all water fountains, sinks and sanitary and electrical fixtures, doors, interior glass and equipment in the Premises; (b) all maintenance and repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, of the Premises, the Building and the Building's facilities and systems made necessary in whole or in part by (i) the performance, existence, use or operation of Tenant's Work (as defined in the Work Letter), Tenant's Property or Alterations; or (ii) any act, omission, misuse or neglect of Tenant or its officers, partners, employees, agents, contractors or invitees. Tenant shall promptly make, at its expense, all repairs for which Tenant is responsible, and such repair work shall be subject to the provisions of Article 7 regarding Alterations. The provisions of Section 5.05 shall apply to contracts and labor for maintenance and repairs that Tenant is required to perform under this Section. Landlord may, at its option, perform, at Tenant's expense, any repairs of the Building and its facilities and systems for which Tenant is responsible but which Tenant has not performed or commenced to perform within ten days after notice from Landlord to Tenant. Tenant shall reimburse Landlord on demand, as Additional Rent, for the costs of such repairs, plus ten percent of such costs as an allowance for Landlord's overhead and indirect costs. Landlord may, at its option, before commencing any such work or at any time thereafter, require Tenant to furnish to Landlord security, in form and amount reasonably satisfactory to Landlord (including, without limitation, a bond issued by a corporate surety licensed to do business in California) to assure payment by Tenant for such work.

         8.03 EXCULPATION OF LANDLORD FOR REPAIRS. Landlord shall have no liability to Tenant (and Tenant's obligations under this Lease shall in no way be reduced or abated) by reason of any inconvenience, annoyance, interruption or injury to business arising from any maintenance, repairs, alterations, additions or improvements in or to any portion of the Building or the Premises which Landlord is required or permitted to make by this Lease, or which are required by law, or which Landlord deems appropriate, except any direct (but not consequential) damages to the extent caused by the negligence or willful misconduct of Landlord or its employees. Landlord shall have the right to erect scaffolding and barricades in the Premises and the Building for purposes of such repairs, provided that such structures do not unreasonably impair access to the Premises. Tenant waives any rights it may have under California Civil Code Sections 1941 and 1942 and any other provisions of law now or hereafter in force regarding the duties of a lessor to repair leased premises or the rights of lessees to make repairs if the lessor fails to do so.

         8.04 NOTICE. Tenant shall give prompt notice to Landlord of (a) any occurrence in or about the Premises for which Landlord might be liable; (b) any fire or other casualty in the Premises; (c) any damage to or defect in the

Premises; and (d) any damage to or defect in any part of the Building's sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the Premises.

                                    ARTICLE 9
                             UTILITIES AND SERVICES
                             ----------------------

         9.01 BASE UTILITIES AND SERVICES. Landlord shall furnish to the Premises during the periods from 8:00 a.m. to 6:00 p.m. Monday through Friday, and 9:00 a.m. to 1:00 p.m. on Saturdays, except for such holidays as generally observed in the City of Los Angeles by the closing of businesses (collectively, "Business Hours") (a) heating, air-conditioning and ventilation in amounts required, in Landlord's reasonable judgment, for the use and occupancy of the Premises; (b) freight and passenger elevator service; (c) electricity in amounts required for normal lighting by the Building's standard overhead fluorescent fixtures, and for common fractional horsepower office machines; and (d) hot and cold water in amounts required for normal lavatory, coffee room and drinking purposes. Subject to the provisions of Section 9.02, passenger elevator service, electricity and water will be available twenty-four hours a day, every day of the year. Landlord shall provide heating, air conditioning, ventilation, and freight elevator service at other than Business Hours by arrangement with Tenant, provided that Tenant pays Landlord's usual charges for such overtime use. Landlord shall provide janitorial service Monday through Friday, except for holidays, generally consistent with that furnished in other first-class office buildings in Los Angeles, and window washing at intervals determined by Landlord.

         9.02 ADDITIONAL TENANT USE. Without the prior written consent of Landlord, which Landlord may refuse in its sole discretion, Tenant shall not use any device in the Premises, including without limitation electronic data-processing machines, punch-card machines and machines using current in excess of 110 volts, that would cause Tenant to use excessive amounts of electricity or water. Landlord may impose a reasonable charge, as Additional Rent, and establish reasonable rules and regulations for the use by Tenant of heating, air conditioning, ventilation, or freight elevators at any time other than during Business Hours or in excessive amounts. In order to determine the amount of any additional charge for excess use of electricity, Landlord may retain an electrical consultant to audit Tenant's lighting, electrical appliances and equipment and other use of electricity. The cost of the audits shall be a Cost of Operation. If Tenant consumes excessive amounts of electricity, Landlord may install, at Tenant's expense, a meter to measure the electricity consumed on the Premises.

         9.03 EXCULPATION OF LANDLORD FOR UTILITIES. Landlord shall not be liable for any failure to furnish any services or utilities when such failure is caused by acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, alterations or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, water, electricity, labor or other supplies or for any other condition beyond Landlord's control, including without limitation Tenant's operations or equipment in the Premises or any governmental energy or water conservation program, and Tenant shall not be entitled to any damages nor shall such failure abate or suspend Tenant's obligation to pay the Rents or constitute a constructive or other eviction of Tenant.

         9.04 ACCESS. Landlord and its cleaning contractor shall have access to the Premises at all times other than Business Hours and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises.

         9.05 DIRECTORY LISTING. Landlord, at Tenant's request, shall maintain standard listings on the Building directory of the names of Tenant and Tenant's principal officers and employees, provided that the names so listed shall not use more than Tenant's Share of the space on the Building directory.

                                   ARTICLE 10
                               RIGHTS OF LANDLORD
                               ------------------

         10.01 RESERVATION FROM PREMISES. Landlord reserves the right to install, erect, use and maintain pipes, ducts and conduits in and through the Premises, provided they are disguised, concealed or camouflaged.

         10.02 ENTRY BY LANDLORD. Landlord and its agents shall have the right to enter or pass through the Premises at reasonable times and upon reasonable advance oral notice, except in emergency situations (a) to examine the Premises and to show them to actual and prospective lenders, purchasers, and lessees of the Building or Premises and (b) to make repairs, alterations, additions and improvements in the Premises, the Building and Building facilities and equipment.

         10.03 OBSTRUCTIONS OF LIGHT OR VIEW: CLOSURES. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease. No diminution or shutting off of light, air or view by any structure that may be erected on lands in the vicinity of the Building shall in any manner affect this Lease or the obligations of Tenant hereunder, or impose any liability on Landlord.

         10.04 ALTERATIONS OF BUILDING. Landlord reserves the right, without incurring any liability to Tenant therefor and without affecting any of Tenant's covenants and obligations hereunder, to make such changes, alterations, additions and improvements in or to the Building and its systems and equipment (including street entrances, doors, halls, passages, elevators, escalators, stairways, and other public parts of the Building) as Landlord deems necessary or desirable, provided that Landlord shall not unreasonably interfere with Tenant's use of or access to the Premises.

                                   ARTICLE 11
                              DAMAGE OR DESTRUCTION
                              ---------------------

         11.01 RESTORATION. If the Building or the Premises is partially damaged or totally destroyed by fire or other casualty, and if this Lease is not terminated as provided in this Article, Landlord shall repair the damage and restore or rebuild the Building or the Premises (except for Tenant's Property), as the case may be, with reasonable dispatch after notice to Landlord of the damage or destruction and the collection of substantially all of the insurance proceeds receivable on account of the casualty; provided Landlord shall not be required to expend on such rebuilding or restoration amounts in excess of the total insurance proceeds collected on account of the casualty.

         11.02 RENT ABATEMENT. Subject to the provisions of Section 11.03, if all or part of the Premises shall be damaged or destroyed by fire or other casualty, or if damage by fire or casualty to the Building deprives Tenant of reasonable access to the Premises for more than five consecutive days, the Base Rent shall be abated or reduced, as the case may be, in the proportion that the rentable area of the untenantable portion of the Premises bears to the total rentable area of the Premises, for the period from the date of the damage or destruction to the earlier of (a) the date that any damage to the Premises has been substantially repaired and Tenant has reasonable access to the Premises, or
(b) the date that Tenant reoccupies the Premises or such portion.

         11.03 EXCEPTION TO ABATEMENT. Tenant shall not receive any abatement or reduction of Base Rent if (a) the Premises are untenantable due to damage or loss of access for less than five days and the loss of Base Rent is not covered by Landlord's rental loss insurance; (b) Landlord provides other space in the Building reasonably suited for the temporary conduct of Tenant's business (but Landlord shall have no obligation to provide such other space); or (c) by reason of some act or omission on the part of Tenant, its subtenant or assignee, or its or their partners, directors, officers, servants, employees, agents or contractors, either (i) Landlord is unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) for damage or destruction of the Premises or the Building, or (ii) the loss of Base Rent is not covered by Landlord's rental loss insurance. The collection of rent by Landlord under the circumstances described in clause (c) shall not preclude Landlord from seeking damages from Tenant or exercising other remedies it may have under this Lease or under law.

         11.04 ELECTION TO TERMINATE.

                   (a) LANDLORD'S ELECTION TO TERMINATE. If (i) the Building or the Premises is totally destroyed by fire or other casualty, or (ii) the Building is so damaged (whether or not the Premises are damaged or destroyed) that its repair or restoration requires the expenditure (as estimated by a reputable contractor or architect designated by Landlord) of more than twenty percent of the full insurable value of the Building immediately prior to the casualty, or (iii) less than two years remains in the Term at the time of the fire or other casualty and the time necessary to rebuild or repair the Premises, or (iv) Landlord would be required under Section 11.02 to abate or reduce the Base Rent for a period in excess of three months if rebuilding or repairs were undertaken; then, in any of such cases, Landlord may terminate this Lease by giving Tenant notice to such effect within one hundred eighty days after the date of the casualty. This Lease shall terminate on the date specified in Landlord's notice.

                   (b) TENANT'S ELECTION TO TERMINATE. If (i) the Building or the Premises is totally destroyed by fire or other casualty, or (ii) the Building or the Premises is damaged such that Tenant would be deprived of reasonable access to and use of the Premises for a period exceeding one hundred eighty days from the date of the casualty, Tenant may terminate this lease by giving Landlord notice within sixty days after the date of the casualty, and this Lease shall terminate as of the date of the notice.

         11.05 BUSINESS INTERRUPTION. Tenant shall not be entitled to terminate this Lease, and no damages, compensation or claim shall be payable by Landlord, for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article.

         11.06 WAIVER. Tenant hereby waives the application of California Civil Code Sections 1932 and 1933, and any other law of like import, now or hereafter in force, to any case of damage to or destruction of the Building or the Premises by fire or other casualty, or to a taking of all or part of the Building or the Premises.

                                   ARTICLE 12
                                 EMINENT DOMAIN
                                 --------------

         12.01 COMPLETE TAKING. If the whole of the Building or the Premises is taken by condemnation, sale in lieu of condemnation, or in any other manner for any public or quasi-public use or purpose ("Eminent Domain"), this Lease and the Term and estate hereby granted shall terminate as of the earlier of the date of vesting of title on such taking or the date that the condemning purchasing authority takes possession ("Date of the Taking").

         12.02 PARTIAL TAKING. If only part of the Building or the Land is taken by Eminent Domain, this Lease shall be unaffected by such taking, except that
(a) if Landlord determines that it would be economically impractical to operate the portion of the Building remaining after the taking, Landlord may, at its option, terminate this Lease by giving Tenant notice to that effect within ninety days after the Date of the Taking, and (b) if thirty percent or more of the Premises shall be so taken and the remaining area of the Premises shall not be reasonably adequate for Tenant to continue operation of its business,

Tenant may terminate this Lease by giving Landlord notice to that effect within ninety days after the Date of the Taking. This Lease shall terminate as of the date that such termination notice from Landlord or Tenant is given. Upon a partial taking, where this Lease continues in force as to any part of the Premises, the Base Rent and Tenant's Share shall be reduced in proportion to the amount of rentable area so taken.

         12.03 AWARD. Landlord shall be entitled to receive the entire award or payment in connection with any taking of the Premises, without deduction for any estate vested in Tenant by this Lease. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment, except that Tenant shall be entitled to any award expressly granted for the taking of Tenant's Property or interruption of its business or moving expenses, provided that Tenant's claim does not adversely affect Landlord's award or interfere with Landlord's prosecution of its claim for the taking.

         12.04 TEMPORARY TAKING. If all or any portion of the Premises is taken by Eminent Domain for a limited period of time, this Lease and all of Tenant's obligations hereunder remain in full force and effect. Tenant shall be entitled to that portion of the award attributable to any period within the Term and for any damage to Tenant's Property. Landlord shall be entitled to that portion of the award attributable to the period after the expiration of the Term or to the Building, other than the Premises, or for any other purpose. If any such temporary taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to their condition prior to the taking, at Tenant's sole cost and expense if Tenant receives the portion of the award attributable to such restoration.

                                   ARTICLE 13
                              SURRENDER OF PREMISES
                              ---------------------

         13.01 SURRENDER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to landlord "broom-clean" and in good order, condition and repair, ordinary wear and tear excepted and also excepting any damage or destruction caused by fire or other casualty which Tenant is not obligated by this Lease to repair. Prior to expiration or termination of the Term, no act or thing done by Landlord or its agents shall be deemed an acceptance of surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

         13.02 REMOVAL OF TENANT'S PROPERTY. Prior to the expiration of the Term (or immediately upon any earlier termination of this Lease) Tenant, at its expense, shall remove from the Premises all of Tenant's Property and repair any damage to the Premises or the Building resulting from the installation or removal of Tenant's Property. Landlord, at its option, may consider abandoned items of Tenant's Property that remain in the Premises after the expiration or termination of the Term and such items may be retained by Landlord as its property or disposed of, without accountability, in such manner as Landlord shall determine and at Tenant's expense.

         13.03 NO MERGER. The surrender of this Lease by Tenant or the termination of this Lease prior to expiration of the Term shall not constitute a merger, and at Landlord's option shall operate as an assignment to Landlord of any subleases of the Premises.

         13.04 NO HOLDING OVER. Tenant shall not hold over after expiration of the Term. Failure by Tenant to deliver possession of the Premises to Landlord shall be an unlawful detainer.

                                   ARTICLE 14
                                DEFAULT BY TENANT
                                -----------------

         14.01 DEFAULT. The occurrence of any of the following shall, at Landlord's option, constitute a material default and breach of this Lease by
Tenant:

                   (a) any failure to pay Base Rent or Additional Rent when due;

                   (b) failure to take possession of the Premises within fifteen days after tendered by Landlord, or abandonment or vacation of the Premises;

                   (c) failure to observe and perform any other provisions of this Lease to be observed or performed by Tenant, where such failure continues for fifteen days after written notice thereof, provided, however, that if the nature of such default is such that it cannot reasonably be cured within such fifteen-day period, Tenant shall not be deemed to be in default under this
Section if Tenant within that period commences to cure the default and thereafter diligently proceeds to completion within a reasonable time;

                   (d) making of any general assignment for the benefit of creditors; filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty days); appointment of a trustee or receiver to take possession of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty days; or attachment, execution or other judicial seizure of Tenant's assets located at the premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty days;

                   (e) failure to observe or perform according to the provisions of Article 7 or Section 5.03 where such failure continues for more than twenty-four hours after notice from Landlord;

                   (f) service by Landlord of a three-day notice under California Code of Civil Procedure Section 11 61 on three or more occasions:

                   (g) committing of waste on the Premises;

                   (h) hypothecation or assignment of this Lease or subletting of the Premises, or attempts at such actions, in violation of Article 17; or

                   (i) payment of Base Rent or Additional Rent more than ten days after such payment is due on five or more occasions, regardless of whether Landlord served a three-day notice on Tenant under California Code of Civil procedure Section 1161 on any such occasion.

The defaults specified in subparagraphs (f) through (i) shall not be curable.

         14.02 TERMINATION OF LEASE. In the event of any Tenant default, Landlord shall have the immediate option, in addition to any other remedies available to Landlord at law or in equity, to terminate this Lease and all rights of Tenant hereunder by giving Tenant a notice of termination. If Landlord elects to terminate this Lease, Landlord may recover from Tenant:

                   (a) the worth at the time of award of any unpaid rent earned at the time of such termination; plus

                   (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided; plus

                   (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

                   (d) any other amount necessary to compensate Landlord for all of the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, plus

                   (e) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.


As used in subparagraphs (a) and (b) above, the "worth at the time of award" is computed by allowing interest from the date of termination until the time of award at the maximum rate allowable under applicable law, or, if no such maximum rate applies, at the rate of eighteen percent per annum. As used in subparagraph

(c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

         14.03 REENTRY BY LANDLORD. In the event of any such default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to reenter the Premises and remove all persons and property. Removed property may be stored in a public warehouse or elsewhere at Tenant's cost. No reentry or taking possession of the Premises by Landlord pursuant to this Section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdictions.

         14.04 WAIVER OF REDEMPTION. Tenant, on behalf of itself and any and all persons claiming through or under Tenant, hereby waives and surrenders any right it might have under any law to redeem the Premises after termination of this Lease.

         14.05 PERFORMANCE BY LANDLORD; EXPENSES. If Tenant defaults in the performance of any of its obligations under this Lease and the default continues for fifteen days after notice of the default (or without notice in a case of emergency), Landlord, without waiving or curing such default may (but shall not be obligated to) perform the defaulted obligation for the account and at the expense of Tenant. Tenant shall pay to Landlord, on demand, any expenses incurred by Landlord in connection with such performance and all costs and expenses, including attorneys' fees, of collecting Rents or enforcing Tenant's obligations under this Lease.

         14.06 NO WAIVERS. Landlord's failure to insist upon the strict performance of any of Tenant's obligations under this Lease, or to exercise any right or remedy given Landlord upon a default by Tenant, or receipt by Landlord of Rents with knowledge of a breach by Tenant of this Lease, shall not be construed as a waiver or relinquishment.

         14.07 REMEDIES NOT EXCLUSIVE. Landlord's rights and remedies herein are not exclusive, and Landlord may at any time exercise any and all rights and remedies it may have pursuant to this Lease, at law or in equity.

                                   ARTICLE 15
                          SUBORDINATION AND ATTORNMENT
                          ----------------------------

         15.01 SUBORDINATION. At Landlord's option, this Lease and all of Tenant's rights hereunder, shall be subject and subordinate to all present and future leases of all or any part of the Building or the Land (except for leases of office or commercial space by other occupants of the Building); existing present and future mortgages encumbering the Building, the Land or any of such leases, including mortgages also covering other real property; and all past and future advances made under such mortgages, all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages. This sections shall be self-operative and no further instrument of subordination shall be required. However, in confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the mortgagee under any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Tenant's failure to execute, acknowledge or deliver any such instrument within ten days after request therefor shall constitute a default under this Lease. Tenant hereby irrevocably appoints Landlord as Tenant's attorney-in-fact, coupled with an interest to execute, acknowledge and deliver any such instrument for and on behalf of Tenant in the event of such a default by Tenant, but exercise by Landlord of its power-of-attorney shall not cure the default. Any lease to which this Lease, at the time referred to, is subordinate is herein called a "Superior Lease" and the lessor of a Superior Lease or its successor in interest at the time referred to is herein called a "Superior Lessor." Any mortgage to which this Lease at the time referred to is subordinate is herein called a "Superior Mortgage" and the holder of a Superior Mortgage is herein called a "Superior Mortgagee."

         15.02 ELECTION TO SUBORDINATE. By written notice to Tenant, any Superior Lessor or Superior Mortgagee may elect to subordinate its Superior Lease or Superior Mortgage to this Lease.

         15.03 NOTICE AND CURE OF LANDLORD'S DEFAULT. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of the act or omission to Landlord and to each Superior Mortgagee and Superior Lessor whose name and address shall have been furnished to Tenant, which notice shall specifically refer to this Section and shall describe Landlord's default with reasonable specificity and detail, and (b) until a reasonable period for remedying the act or omission shall have elapsed following the giving of such notice and following the time during which each Superior Mortgagee or Superior Lessor would be entitled under its Superior Mortgage or Superior Lease to remedy the act or omission (which reasonable period shall in no event be shorter than the period during which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy). If, within said reasonable period, such Superior Mortgagee or Superior Lessor notifies Tenant of its intention to remedy this act or omission, and thereafter diligently commences the required remedial action and pursues it to completion, Tenant shall have no right to terminate this Lease on account of the act or omission.

         15.04 ATTORNMENT. Any Superior Lessor or Superior Mortgagee who succeeds to the rights of Landlord under this Lease, whether through exercise of remedies in a Superior Lease or Superior Mortgage or by operation of law, is in this Section called a "Successor Landlord." If a Successor Landlord does not elect to treat this Lease as extinguished, upon the Successor Landlord's request, Tenant shall attorn to and recognize the Successor Landlord as Tenant's landlord under this Lease and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence the attornment. Tenant hereby irrevocably appoints Landlord or the Successor Landlord as Tenant's attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver the instrument of attornment on behalf of Tenant. Upon attornment, this Lease shall continue in full force and effect and as a direct lease between the Successor Landlord and Tenant, upon all of the terms, conditions and covenants as are set forth in this Lease.

         15.05 REQUIREMENTS OF SUPERIOR LESSOR OR MORTGAGEE. If any Superior Lessor or Superior Mortgagee requires modification of this Lease, Tenant shall, at Landlord's request, promptly execute and deliver to Landlord instruments effecting the modifications that the Superior Lessor or Superior Mortgagee requires, provided that such modifications do not materially adversely affect Tenant's rights or increase Tenant's obligations under this Lease.

                                   ARTICLE 16
                                 QUIET ENJOYMENT
                                 ---------------

         16.01 QUIET ENJOYMENT. As long as Tenant timely pays all the Rents and performs all of Tenant's other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Term without hindrance, ejectment or molestation by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease and to Superior Leases and Mortgages. This covenant runs with the land, and is not a personal covenant of Landlord, except to the extent of Landlord's then-current interest in this Lease.

                                   ARTICLE 17
                            ASSIGNMENTS AND SUBLEASES
                            -------------------------

         17.01 RESERVATIONS BY LANDLORD. The estate leased to Tenant by this Lease is limited to the right of Tenant itself and no other person to exclusive use and occupancy of the office space contained in the Premises, subject to the terms and conditions of this Lease. Landlord reserves to itself the sole right to grant the use or occupancy of all or part of the Premises to any person other than Tenant, whether by sublease, assignment, sale, conveyance, license or otherwise. The right so reserved to Landlord includes, but is not limited to, all right, title and interest in the excess economic value of the leasehold estate in the Premises for the Term, including the right and opportunity to enjoy and realize that value, whether by sublease, assignment, sale, conveyance, license or otherwise, The remaining provisions of this Article establish procedures to effectuate the above reservation by Landlord and the corresponding limitations on the estate leased to Tenant.

         17.02 PROHIBITION. Tenant shall not mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever, and any attempt to do so shall be void and of no effect. and a material breach of this Lease. Tenant shall not voluntarily, involuntarily, by operation of law or otherwise (a) assign or otherwise transfer this Lease (or its term and estate) or offer or advertise to do so, or (B) sublet the Premises or any part thereof, or offer or advertise to do so. Any attempt by Tenant to assign or transfer this Lease (or its term and estate), to sublet all or any part of the Premises, or to offer or advertise to do so, without strictly complying with the requirements of this Article 17 shall be void and of no force or effect and a material breach of this Lease. Use or occupancy of the Premises by a licensee, concessionaire, or any other person other than Tenant is a sublease subject to the provisions of this Article.

         17.03 CORPORATE AND PARTNERSHIP TRANSACTIONS. If Tenant is a corporation, a dissolution of the corporation or a transfer (by one or more transactions) of a majority of the voting stock of Tenant shall be deemed an assignment of a majority of the voting stock of Tenant shall be deemed an assignment of this Lease subject to the provisions of this Article; but those provisions shall not apply to transactions with a corporation with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred or which controls or is controlled by Tenant or is under common control with Tenant, provided that the assignment of this Lease is not a principal purpose of such merger or transfer and that in any event Tenant's successor has a net worth computed in accordance with generally accepted accounting principles at least equal to the grater of (a) the new worth of Tenant immediately prior to such merger, consolidation or transfer, or (b) the net worth on the date of this Lease of the original named Tenant. Proof satisfactory to Landlord of such net worth shall be delivered to Landlord at least thirty days prior to the effective date of any such transaction. If Tenant is a partnership, a dissolution of the partnership or a transfer of the controlling interest in Tenant by one or more transactions (including the admission of new partners or withdrawal of existing partners having a controlling interest) shall be deemed an assignment of this Lease subject to the provisions of this Article.

         17.04 OFFER TO LANDLORD. Tenant shall give notice to Landlord of any desires assignment or sublease accompanied by (a) a copy of the proposed assignment or sublease, (b) a statement setting forth in reasonable detail the identity of the proposed assignee or sublessee, the nature of its business and (for a proposed sublease) the space to be sublet and (c) current financial information with respect to the proposed assignee or sublessee, including, without limitation, its most recent financial report. The notice shall constitute an offer from Tenant (the "Offer") to Landlord to (i) sublease the space covered by the Offer upon the terms and conditions set forth below if the proposed transaction is a sublease of all or part of the Premises for any period of time, (ii) terminate this Lease if the proposed transaction is an assignment of this Lease or a sublease of all or substantially all of the Premises for any period of time or (iii) terminate this Lease with respect to the space covered by the Offer if the proposed transaction is a sublease of part of the Premises for any period of time. Landlord may exercise its option by notice to Tenant at any time within sixty days after receipt of the Offer, and during such sixty-day period Tenant shall not assign this Lease or sublet the space covered by the Offer to any person. The Offer shall be given by Tenant no earlier than three months prior to any proposed assignment or sublease.

         17.05 TERMINATION OF LEASE. If Tenant proposes in the Offer either to assign this Lease or to sublet all or substantially all of the Premises, and Landlord elects to terminate this Lease, then this Lease shall end three months after the date that the proposed assignment or sublease would have commenced, and the Rents shall be prorated and paid through the termination date. If Tenant proposes in the Offer to sublet a part of the Premises, and Landlord exercises its option to terminate this Lease with respect to the space covered by the Offer, then this Lease shall terminate, as to that space, three months after the date that the proposed sublease would have commenced. The Rents shall be prorated and paid through the termination date. Thereafter the Base Rent shall be reduced in the proportion that the rentable area of the space covered by the Offer bears to the total rentable area of the Premises, and Tenant's Share shall be reduced in the same proportion.

         17.06 LANDLORD'S SUBLEASE. If Landlord opts, for itself or its designee, the sublet the portion of the Premises covered by the Offer (the "Sublet Portion"):

                   (a) the Base Rent under Landlord's sublease ("Landlord's Sublease") shall be the lower of (i) the percentage of Base Rent properly attributable to the Sublet Portion, based upon the rentable area thereof, or
(ii) the rent set forth in Tenant's proposed sublease; the sublessee shall bear a proportional share of Tenant's Share of Operating Costs and Taxes, based upon the rentable area of the Sublet Portion; and a proportional share of Tenant's Parking, rounded to the nearest whole parking space, but in no event less than one space, shall be allocated to the Sublet Portion;

                   (b) the term of Landlord's Sublease shall be that of Tenant's proposed sublease, but if the term of Tenant's proposed sublease is less than three years, Landlord may elect to set the term of Landlord's Sublease at up to three years;

                   (c) Landlord's Sublease shall be on the same terms and conditions as this Lease (other than this Article), except as otherwise provided in this Section;

                   (d) the sublessee under Landlord's Sublease shall have the unqualified and unrestricted right, without Tenant's permission, to assign the sublease or any interest in it, and to sublet all or any part of the Sublet Portion and to make any and all improvements in the Sublet Portion, including combining the Sublet Portion with other space in the Building not subject to this Lease; any such alterations and improvements may be removed, in whole or in part, by the sublessee, at its option, prior to expiration or termination of the sublease, provided that the sublessee, at its expense, shall repair any damage and injury to the Sublet Portion caused by the removal;

                   (e) there shall be no restrictions on the use of the Sublet Portion by such lessee; and

                   (f) any estate created under the Landlord's Sublease shall not merge with any other estate held by either sublessor or sublessee, Tenant, at its expense, shall at all times provide reasonably appropriate means of ingress to and egress from the Sublet Portion, and at the expiration of the term of such sublease, Tenant will accept the Sublet Portion in its then-existing condition.

         17.07 CONSENT BY LANDLORD. In the event that Landlord does not exercise one of its options pursuant to Section 17.04, Landlord, in its absolute and unfettered discretion, may either permit or prohibit the proposed assignment or sublease. Landlord may condition its consent as it sees fit, including, without limitation, conditions based upon the business, reputation, and provable financial strength of the proposed assignee or subtenant, its relation to Tenant, its previous negotiations for space in the Building, the rent payable under the proposed sublease, and the size and shape of the Sublet Portion.

         17.08 MISCELLANEOUS.

                   (a) Any assignment of this Lease to which Landlord gives its consent shall not be valid or binding on Landlord unless and until the assignee executes an agreement in form and substance satisfactory to Landlord whereby the assignee assumes and agrees to be bound by all of the provisions of this Lease and to perform all of the obligations of Tenant hereunder.

                   (b) Notwithstanding any sublease or assignment, Tenant will remain fully liable for the payment of Rents and for the performance of all the other obligations of Tenant contained in this Lease.

                   (c) Consent by Landlord to any assignment or sublease shall not relieve Tenant or any person claiming through or under Tenant of the obligation to obtain the consent of Landlord pursuant to this Article to any future assignment or sublease.

                   (d) Any material modification or amendment to a sublease of the Premises shall be deemed a proposed sublease subject to the terms of this Article and requiring an Offer to Landlord.

         17.09 ADDITIONAL RENT. If Landlord consents to any assignment or sublease of this Lease, Tenant shall pay to Landlord, as Additional Rent: (a) in the case of an assignment, an amount equal to all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment; and (b) in the case of a sublease, the amount by which the sublease rental and other charges exceeds the portion of the Base Rent and Additional Rent allocable to the subleased space. Said Additional Rent shall be paid by Tenant to Landlord as and when said sums, rentals, and other consideration are received by Tenant.

         17.10 ACCEPTANCE OF RENT. If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet, whether or not in violation of this Lease, Landlord may, after default by Tenant, collect rent from the sublessee. In either event, Landlord may apply the net amount collected to payment of Rents, but no such collection shall be deemed a waiver of any of the provisions of this Article, an acceptance of the assignee or sublessee as a lessee, or a release of Tenant from the performance by Tenant of Tenant's obligations under this Lease.

                                   ARTICLE 18
                                     NOTICES
                                     -------

         18.01 NOTICES. Any notice or other communication required or permitted to be given by either party pursuant to this Lease or applicable law shall be in writing and shall be deemed to have been properly given only if hand-delivered or sent by first-class mail, postage prepaid, addressed, if to Tenant, at its address in the Building and if to Landlord, at its address first set forth above, and shall be deemed to have been given on the day it is hand-delivered or two days after it is mailed. By giving notice as provided above, either party may designate a different address for notices intended for it.

                                   ARTICLE 19
                              ESTOPPEL CERTIFICATES
                              ---------------------

         19.01 ESTOPPEL CERTIFICATES. Tenant shall from time to time within ten days after a request by Landlord execute and deliver to Landlord or its designee an estoppel certificate, in form satisfactory to Landlord, which (a) certifies that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications); (b) states the expiration date of the Lease Term and that there are no agreements with Landlord to extend or renew the Term or to permit any holding over (or if there are any such agreements, describes them and specifies the periods of extension or renewal); (c) certifies the dates through which rents have been paid; (d) states whether or not Landlord is in default in performance of any of its obligations under this Lease, and specifies any such default; (e) states whether Tenant is entitled to any credits, offsets, defenses or deductions against payment of Rents, and if so, describes them; and (f) includes such other information concerning this Lease as Landlord may reasonably request. Tenant's failure to execute and deliver an estoppel statement within ten days after a request by Landlord shall constitute Tenant's representation and warranty that Landlord's representations concerning the factual matters covered by an estoppel certificate, as described above, are correct, and (ii) shall be a material and incurable default hereunder.

                                   ARTICLE 20
                                     BROKER
                                     ------

         20.01 BROKER. Tenant covenants, warrants and represents that no broker except Wilshire Pacific Realty and Management Co. and Tenant's Broker was instrumental in bringing about or consummating this Lease and that Tenant had no conversations or negotiations with any broker except Wilshire Pacific Realty and Management Co. and Tenant's Broker concerning the leasing of the Premises. Tenant agrees to indemnify, defend and hold Landlord harmless against and from any claims for any brokerage commissions or finder's fees by persons other than Wilshire Pacific Realty and Management Co., and all costs, expenses and liabilities incurred in connection with such claims, including attorneys' fees.

                                   ARTICLE 21
                         EXCULPATION AND INDEMNIFICATION
                         -------------------------------

         21.01 EXCULPATION. Neither Landlord, Landlord's affiliates, nor any partner, director, officer, agent or employee of Landlord or Landlord's affiliates shall be liable to Tenant or its partners, directors, officers, contractors, agents, employees, invitees, sublessees or licensees, (a) for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, except to the extent caused by the negligence or willful misconduct of Landlord or its employees; (b) for any damage caused by other lessees or persons in or about the Building, or caused by operations in construction of any private, public or quasi-public work; or (c) for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant.

         21.01 INDEMNITY. Tenant shall defend (using counsel reasonable satisfactory to Landlord), indemnify and hold harmless Landlord, Landlord's affiliates, all Superior Lessors and Superior Mortgagees, and its and their respective partners, directors, officers, agents and employees from and against any and all claims, demands, liability, loss, damage, costs and expenses arising from or in connection with (a) the conduct or management of the Premises or of Tenant's business therein, or any work or act whatsoever done, or any condition created (other than by Landlord) in or about the Premises or the Building during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have access to the Premises; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees or contractors; (c) any accident, injury or damage whatever (except to the extent caused by Landlord's negligence or willful misconduct) occurring in or about the Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Lease; together with all costs, expenses and liabilities incurred in connection therewith, including attorneys' fees and expenses.

         21.03 SATISFACTION OF REMEDIES. Landlord shall not be personally liable for the performance of Landlord's obligations under this Lease. Tenant shall look only to Landlord's estate and property in the Land and the Building (or the proceeds thereof) and to no other property or assets of Landlord or Landlord's Affiliates, for the satisfaction of Tenant's remedies under this Lease, or for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord or Landlord's Affiliates. This Section shall be enforceable by Landlord, Landlord's affiliates, and its and their respective successors and assigns.

         21.04 TRANSFERS OF LANDLORD'S INTEREST. Landlord's covenants and agreements herein shall not bind Landlord or any successor(s) to Landlord subsequent to the transfer of that person's interest in the Building. In the event of such a transfer, the covenants and agreements of Landlord shall thereafter bind only the transferee of Landlord's or its successor(s)' interest.

                                   ARTICLE 22
                                  MISCELLANEOUS
                                  -------------

         22.01 MEMORANDUM OF LEASE. Tenant shall not record this Lease. At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver to Landlord a memorandum of this Lease sufficient for recording. Such memorandum shall not change or otherwise affect any of the obligations or provisions of this Lease.

         22.02 ENTIRE AGREEMENT. This Lease contains all of the agreements and understandings related to the leasing of the Premises and the respective obligations of Landlord and Tenant in connection therewith. Landlord has not made and Tenant is not relying upon any warranties, representations, promises or statements, except those set forth in this Lease. All prior agreements and understandings between the parties have merged into this Lease, which alone fully and completely expresses the agreement of the parties.

         22.03 AMENDMENTS. No amendment, change, waiver, release, discharge, or termination of this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease and is signed by Landlord and Tenant.

         22.04 SUCCESSORS. Except as otherwise expressly provided herein, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto; provided, however, that no assignment, sublease or other transfer in violation of the provisions of Article 17 shall operate to vest any rights in any putative assignee, sublessee or transferee of Tenant.

         22.05 FORCE MAJEURE. Landlord shall have no liability whatsoever to Tenant on account of (a) the inability of Landlord to fulfill, or delay in fulfilling, any of Landlord's obligations under this Lease by reason of strike, other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting therefrom; or (b) any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises, by reason of any requirement, act or omission of the public utility or others furnishing the Building with electricity or water; or (c) any other reason, whether similar or dissimilar to the above, beyond Landlord's reasonable control.

         22.06 POST-TERMINATION OBLIGATIONS. Upon the expiration of the Term or earlier termination of this Lease, neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease, and except for such obligations as by their nature or under the circumstances can only be or are permitted hereunder to be performed after such expiration or earlier termination, and except that any liability for a payment of rents shall survive the expiration or termination of the Term.

         22.07 EXCAVATIONS. If an excavation is made upon land adjacent to or under the Building, then at the request of Landlord Tenant shall afford persons performing the excavation and shoring license to enter the Premises for the purpose of doing such work as those persons may deem necessary or desirable to preserve and protect the Building from injury or damage. Tenant shall have no claim for damages or liability against Landlord or such persons, and Tenant's obligations under this Lease shall not be reduced or otherwise affected.

         22.08 INVALIDITY. If any provision of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but shall be enforced to the extent permitted by law.

         22.09 CAPTIONS. The captions, headings and titles of this Lease are solely for convenience of reference and shall not affect its interpretation.

         22.10 NUMBER AND GENDER. All terms and words used in this Lease, shall be deemed to include any number and any gender the context may require.

         22.11 TIME IS OF THE ESSENCE. Time is of the essence of this Lease.

         22.12 JOINT AND SEVERAL LIABILITY. If, at any time during the Lease Term, Tenant comprises more than one person, all such persons shall be jointly and severally liable for payment of rents and for performance of every obligation of Tenant under this Lease.

         22.13 EXHIBITS. All exhibits and any riders appended to this Lease are incorporated herein and by this reference made a part hereof.

               IN WITNESS WHEREOF, Landlord and Tenant have duly executed this lease as of the day and year first above written.


                           LANDLORD:      RUNVEE HOBART LTD., INC.
                                          By: Wilshire Pacific Realty and
                                          Management Co., as agent

                                          By: /s/ John C. Telischak
                                              ----------------------------------
                                              John C. Telischak, President

                           TENANT:        POWERHOUSE CORPORATION, A NEVADA CORP.

                                          By: /s/ Roman Gordon
                                              ----------------------------------
                                              Roman Gordon

                                          By: /s/  Illya Bond
                                              ----------------------------------
                                              Illya Bond


Tenant's address prior to the
Commencement Date:

8360 Wilshire Blve. #834
----------------------------------
Beverly Hills, CA  90211
----------------------------------


Tenant is a PowerSource Corp.
            ----------------------
Energy Service Provider
----------------------------------

----------------------------------

(STATE AND TYPE OF ENTITY)

                          TO LEASE DATED: MARCH 23,1998
                                     BETWEEN
                       RUNVEE HOBART LTD., INC. "LANDLORD"
                                       AND
             POWERSOURCE CORPORATION, A NEVADA CORPORATION, "TENANT"


1. FIRE AND LIFE SAFETY PROGRAM: Tenant shall cooperate with Landlord in the Fire and Life Safety Program designed for the Building. This includes making available one employee for Floor Warden Training and cooperating in fire drills and other procedures necessary to the Fire Safety and Emergency Evacuation Program.

2. TELEPHONE AND COMMUNICATIONS: All private telephone and communications systems must be installed in Tenant suite area. Special equipment shall not be maintained in telephone terminal rooms.

3. RISER CABLE: Landlord will maintain the telephone cable it has installed inside the Property. Landlord, however, shall not be responsible for interruption of service transmission, installation, and/or quality of intra-building network of cable.

[4.       RIGHT TO RELOCATE/SUBSTITUTE PREMISES: Landlord reserves the right, exercisable to thirty (30) days prior written notice to Tenant, at any time during the term of this lease, to relocate Tenant's Premises to Premises of comparable size elsewhere in the building, Landlord shall pay all expenses reasonably incurred in moving Tenant to such new location.] DELETED TEXT

5. TENANT IMPROVEMENTS: Landlord, at Landlord's sole cost and expense, shall partition one office and add one door, clean the wallcovering throughout the suite and recarpet the entire suite except for the kitchen. Other than the preceding, Tenant accepts Premises in "as is" condition and acknowledges that Landlord shall have no obligation to perform improvements to Premises.

6. SURRENDER OF POSSESSION: Tenant shall surrender possession of the Premises immediately upon the expiration of the Term or termination of the Lease. If the Tenant shall continue to occupy or possess the Premises after such expiration or termination with the consent of the Landlord, then unless Landlord and Tenant have otherwise agreed in writing, the Tenant shall be a tenant from month-to-month. All the terms, provisions and conditions of the Lease shall apply to this month-to-month tenancy except those terms, provisions and conditions pertaining to the Term, and except that the Base Rent plus Tenant's Pro Rata Share of Taxes and Operating Expenses shall be immediately adjusted upward upon the expiration or termination of the Lease to equal the greater of (a) one hundred fifty percent (150%) of the then prevailing monthly Base Rent plus Tenant's Pro Rata Share of Taxes

                                    Add. 1-1
         and Operating Expenses for similar commercial space, as determined by Landlord, or (b) one hundred fifty percent (150%) of the then prevailing Base Rent plus Tenant's Pro Rata Share of Taxes and Operating Expenses on the date of the expiration or termination of the Lease ("Holdover Rent"). This month-to-month tenancy may be terminated by Landlord or Tenant upon fifteen (15) days' prior notice to the nonterminating party. In the event that Tenant fails to surrender the Premises upon such termination or expiration or if Tenant occupies the Premises without Landlord's written consent, then Tenant shall pay Landlord Base Rent equal to the Holdover Rent and shall indemnify and hold harmless Landlord against all loss or liability resulting from or arising out of Tenant's failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after said termination or expiration and any related attorneys' fees and brokerage commissions, and any amounts permitted to be recovered pursuant to the California Civil Code and the California Code of Civil Procedure.

         No payment of money by Tenant to Landlord after the termination of the Lease by Landlord, or after giving of any notice of termination to Tenant by Landlord which Landlord is entitled to give Tenant under the Lease, shall reinstate, continue or extend the Term of the Lease or shall affect any such notice given to Tenant prior to the payment of such money, it being agreed that after the service of such notice or the commencement of any suit by Landlord to obtain possession of the Premises, Landlord may receive and collect when due any and all payments owed by Tenant under the Lease, and otherwise exercise its rights and remedies. The making of any such payments by Tenant shall not waive such notice, or in any manner affect any pending suit or judgment obtained.

 TENANT:            POWERSOURCE CORPORATION,
                    A NEVADA CORPORATION

                    By: /s/ Roman Gordon
                        -----------------------------------
                        Roman Gordon

                    By: /s/ Illya Bond
                        -----------------------------------
                        Illya Bond


LANDLORD:           RUNVEE HOBART LTD.. INC.
                    By Wilshire Pacific Realty and
                    Management Co., Agent


                    By: /s/ John C. Telischak
                        -----------------------------------
                        John C. Telischak, President

                                    Add. 1-2

                                   EXHIBIT "A"


                         [SCHEMATIC OF SUITE 1104 HERE]

                                   EXHIBIT "B"

                        MEMORANDUM OF LEASE COMMENCEMENT

         This Memorandum of Lease Commencement is made as of March 23, 1998, by RUNVEE HOBART LTD., INC. ("Landlord"), having an office c/o Wilshire Pacific Realty & Management Company, 3660 Wilshire Boulevard, Los Angeles, California 90010, POWERSOURCE CORPORATION, A NEVADA CORPORATION, ("Tenant"), having an office at 3660 Wilshire Boulevard, Suite 1104 Los Angeles, California 90010. Landlord and Tenant agree to and acknowledge the following matters:

         1. Landlord and Tenant have entered into a lease dated as of March 23, 1998 (the "Lease"), covering office space in the Hobart Building, located at 3660 Wilshire Boulevard, Los Angeles, California 90010, as more particularly described in the Lease.

         2. All terms defined in the Lease shall have the same meaning when used in this Memorandum of Lease Commencement.

         3. The Commencement Date of the Lease is April 1, 1998 and the Expiration Date of the Lease is March 31, 2000.

         4. "Tenant's Share" shall mean .75 percent.

         5. Tenant's rentable square footage is approximately 2,042 rentable square feet.

         6. Tenant's Base Rent shall be $2,144.10 per month.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum of Lease Commencement as of the day and year first above written.


TENANT:                                    LANDLORD:
POWERSOURCE CORPORATION,                   RUNVEE HOBART LTD., INC.
A NEVADA CORPORATION                       By: Wilshire Pacific Realty &
                                           Management Company, as Agent

By: /s/ Roman Gordon                       By: /s/ John C. Telischak
    -----------------------------------        ---------------------------------
    Roman Gordon                               John C. Telischak, President

By: /s/ Illya Bond
    -----------------------------------
    Illya Bond

                                Runveho/Exhibit 1

                                   EXHIBIT "D"

                              RULES AND REGULATIONS

         These Rules and Regulations are attached to and form a part of the lease dated March 23, 1998, between RUNVEE HOBART LTD., INC., as Landlord and POWERSOURCE CORPORATION, A NEVADA CORPORATION, as Tenant.

         1. The rights of each tenant in entrances, corridors, parking areas, elevators and other public areas servicing the Building are limited to ingress to and egress from such tenant's premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors or elevators for any other purpose. No tenant shall invite to the tenant's premises persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, elevators and other facilities of the Building by any other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct any of the sidewalks, plazas, entrances, corridors, doorways, elevators, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it in its reasonable judgment deems best for the benefit of the tenants generally. No tenant and no invitees or employees of tenant shall enter onto the roof of the Building.

         2. Landlord may require all persons admitted to or leaving the Building outside of Business Hours to provide appropriate identification and to register. Any person whose presence in the Building at any time shall, in the judgment of Landlord, or its representatives, be prejudicial to the safety, character or reputation of the Building or of its tenants may be denied access to the Building or may be ejected therefrom.

         3. Tenant shall obtain ice, drinking water; food; beverage; linen; barbering; shoe polishing; floor polishing; cleaning; janitorial; plants are and other similar services only from vendors approved by Landlord.

         4. No signs, decorations, awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens which are different from the standards adopted by Landlord for the Building shall be hung in any exterior window or door of the premises.

         5. No lettering, sign, advertisement, notice or object shall be displayed in or on the exterior windows or doors, or on the outside of any tenant's premises, or at any point inside any tenant's premises where the same might be visible outside of such premises, without the prior written consent of Landlord.

                               Runveho/Exhibit D-l

         6. The skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant.

         7. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Building.

         8. Tenants shall permit no noise, vibration or odor to escape from their premises. Nothing shall be done or permitted in the premises of any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

         9. Tenants and their contractors, employees, agents, visitors and licensees shall not at any time bring into or keep upon the premises of the Building any foul or noxious gas or substance or any inflammable, combustible, explosive or otherwise hazardous fluid, chemical or substance.

         10. No locks or bolts of any kind which are not operable by the grand master key for the Building shall be placed upon any of the doors by any tenant, nor shall any changes be made in locks or the mechanism thereof which would make such locks inoperable by the grand master key. Additional keys for a tenant's premises and toilet rooms shall be procured only from Landlord, who may make a reasonable charge therefor. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost thereof.

         11. All removals, or the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description, must take place during such hours, in such elevators and in such manner as Landlord or its agent may determine from time to time. Persons employed to move safes and other heavy objects shall be acceptable to Landlord. Before moving large quantities of furniture and equipment into or out of the Building, tenants shall notify Landlord and shall comply with Landlord's requirements concerning the time and manner in which the work shall be performed. All labor and engineering costs incurred by Landlord in connection with any moving, including a reasonable charge for overhead and profit, shall be paid by tenant to Landlord, on demand. Landlord shall not be responsible for loss or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of tenant.

         12. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building any objects or matter which violate any of these Rules and Regulations or the lease of which this
Exhibit is a part. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass issued by the tenant from whose premises the item is being removed, listing the item. This rule shall not be deemed to impose any responsibility or liability on Landlord for the

                               Runveho/Exhibit D-2
protection of any tenant against the removal of property from the premises of such tenant. Landlord shall not be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the premises or the Building.

         13. No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the storage, manufacture, or sale of food, liquor, drugs or tobacco in any form, or as a barber, beauty or manicure shop, or as a school or classroom, unless such use has been specifically approved by Landlord. No tenant shall use or permit its premises or any part thereof to be used for manufacturing or the sale at retail or auction of merchandise, goods or property of any kind. These prohibitions supplement the prohibited uses specified in the lease of which this
Exhibit is a part.

         14. Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord's sole and absolute judgment, tends to impair the reputation of the Building or its desirability as a building for others, and upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising or identifying sign.

         15. Landlord shall have the right to prescribe the weight, size and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon any tenant's premises. If, in the judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of the tenant and in such manner as Landlord shall determine.

         16. No machinery or mechanical equipment other than ordinary portable business machines may be installed or operated in any tenant's premises without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed, and in no event shall any machines or mechanical equipment be so placed or operated as to disturb other tenants. Machines and mechanical equipment that Landlord permits a tenant to install and use shall be so equipped, installed and maintained by the tenant as to prevent any noise, vibration or electrical or other interference from being transmitted from the tenant's premises to any other area of the Building.

         17. No premises of any tenant shall be used for lodging or sleeping or for any immoral or illegal purpose.

         18. The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

         19. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

                              Runveho/Exhibit D-3

         20. No tenant shall cause or permit any unusual or objectionable odors to emanate from its premises which would annoy other tenants or create a public or private nuisance. No cooking shall be done in the premises of any tenant except as is expressly permitted in such tenant's lease.

         21. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents, or flues of the Building which may damage them. The sinks, toilets and other plumbing fixtures serving any tenant's premises shall not be used for any purpose other than the purposes for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein.

         22. All entrance doors in a tenant's premises shall not be left open at any time and shall be left locked by the tenant when the tenant's premises are not in use.

         23. Hand trucks shall not be used in the Building unless they are equipped with rubber tires and side guards.

         24. Tenant shall cooperate with Landlord in obtaining maximum efficiency of the Building air-conditioning system by lowering and partially closing window blinds when the sun's rays fall directly on windows of the premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of the Building heating ventilating and air-conditioning systems and shall not place furniture, equipment or other objects where they would interfere with air flow. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves.

         25. No boring or cutting for wires or stringing of wires will be allowed without the prior written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the premises shall be subject to the approval of Landlord.

         26. Linoleum, tile, carpet and other floor coverings shall be affixed to the floor of the premises only in a manner previously approved in writing by Landlord.

         27. Landlord shall have the right, exercisable without notice and without liability to tenant, to change the name and street address of the Building of which the premises are a part.

         28. Tenant shall not overload the floor of the premises or mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the premises or any part thereof.

         29. Landlord reserves the right to close and keep locked all entrance and exit doors and otherwise regulate access of all persons to the halls, corridors, elevators and stairways in the Building on Sundays and legal holidays and on other days between the hours of 7:00 P.M. and 7:00 A.M., and at such other times as Landlord may deem advisable for the adequate protection and safety of the Building, its tenants and property in the Building. Landlord shall not be held responsible or liable for damages for any error with regard to the admission to or exclusion from the Building of any person.

                               Runveho/Exhibit D-4

         30. Landlord reserves the right to rescind, amend or waive any rule or regulation at any time prescribed for the Building when, in its reasonable judgment, it deems it necessary, desirable or proper for its best interest and for the best interest of the tenants generally, and no amendment or waiver of any rule or regulation in favor of one tenant shall operate as an amendment or waiver in favor of any other tenant or give rise to any liability on the part of Landlord. Landlord shall not be responsible or liable to any tenant for the non-observance or violation by any other tenant of any of the rules and regulations at any time prescribed for the Building.

                               Runveho/Exhibit D-5

                                PARKING AGREEMENT
                                -----------------

So long as the Lease dated March 23, 1998, by and between RUNVEE HOBART LTD., INC., ("LANDLORD"), and POWERSOURCE CORPORATION, A NEVADA CORPORATION, ("TENANT"), covering space in the 3660 Wilshire Boulevard Building remains in effect, the parties agree as follows:

1. Clients, customers and visitors shall be charged One and 10/100 Dollar ($1.10) per 20 minutes if parking tickets are not validated by Tenant. Tenant may validate visitor's parking by such method or methods as Landlord may approve, at the validation rate of One and 10/100 Dollar ($1.10) per 20 minutes. Tenant must affix validation stamp to parking ticket of client, customer and visitor in order for client, customer and visitor to be charged Seven and 70/100 Dollars ($7.70) maximum rate. If at any time during term of this lease Landlord determines that Tenant or Tenant's employees are using validations for other than clients, customers and visitors, Landlord at its discretion may terminate validation privilege for balance of lease term and charge Tenant's clients, customers and visitors the then prevailing rate. The aforesaid rates may be changed from time to time at the discretion of Landlord.

2. In addition to the provisions of said Lease and the rules and regulations attached hereto, the following rules and regulations for parking facilities shall govern the rights and obligations of the parties hereto and all other persons parking facilities shall govern the rights and obligations of the parties hereto and all other persons parking any car as hereby permitted:

              (a) The cars permitted to be parked hereunder, exclusive of invitees or visitors, shall be only those shall have been designated by Tenant to Landlord in writing giving the make, year, model and license number of each vehicle. A condition of use of parking space shall be in compliance with all garage rules and regulations, including any sticker or other identification program.

              (b) Landlord shall prescribe the manner in which the aforementioned cars shall be parked (either by the operator thereof or by a person designated by Landlord), and the place, area or space where said cars shall be parked. Landlord reserves the right and shall have the right to move said cars from place to place in unassigned parking area. All keys shall be left in the respective cars for said purposes.

              (c) In no event shall Landlord be liable for the break-in, vandalism, theft or loss to any vehicle nor for any personal property of any kind or nature left or installed in any vehicle.

                               Runveho/Parking 1-1

              (d) Tenant shall report in writing to Landlord or its duly authorized agent, any damage or loss to cars, before any of said cars are taken from the parking area.

              (e) Tenant and all other persons permitted to park their cars hereunder agree to indemnify and hold harmless Landlord and its agents, servants and employees from all liability or damage resulting from defective brakes, mechanical failure or other defects of said cars, or from failure of Tenant, or any operator or guest in any of the cars permitted to be parked hereunder to securely close any car door or from damage caused by opening of said doors by the tenant or their employees or guest.

              (f) Landlord shall not by reason of having waived in any instance any of the requirements herein contained be deemed thereby to have waived the same or similar or other requirements in any other instances.

              (g) Landlord shall not by reason of having waived in any instance any of the requirements herein contained by deemed thereby to have waived the same or similar or other requirements in any other instances.

              (h) Landlord shall use its best efforts to provide elevator access to the parking structure at all times unless under repair or has not been reported to Landlord that they are not working.


TENANT:              POWERSOURCE CORPORATION,
                     A NEVADA CORPORATION

                     By: /s/ Roman Gordon
                         -----------------------------------
                         Roman Gordon

                     By:
                         -----------------------------------
                         Illya Bond


LANDLORD:            RUNVEE HOBART LTD.. INC.
                     By Wilshire Pacific Realty and
                     Management Co., Agent


                     By: /s/ John C. Telischak
                         -----------------------------------
                         John C. Telischak, President

                               Runveho/Parking 1-2